Exhibit 10.3

MASTER ASSIGNMENT AND ACCEPTANCE
Reference is made to the Eighth Amended and Restated Revolving Credit Agreement dated July 1, 2011 (as the same may from time to time be amended, modified or supplemented, the “Credit Agreement”), among the Borrowers, the Lenders named therein, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (the “Agent”), Comerica Bank, as Floor Plan Agent for the Lenders (the “Floor Plan Agent”) and Bank of America, N.A., as Syndication Agent. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Credit Agreement.
JPMORGAN CHASE BANK, N.A., COMERICA BANK and BANK OF AMERICA, N.A. (each, an “Assignor”) and VW CREDIT, INC. (the “Assignee”) agree as follows:
1.Each Assignor hereby sells and assigns to the Assignee (without recourse to the Assignor), and the Assignee hereby purchases and assumes from the Assignor, a 7.692307692% interest (the “Percentage Interest”) in and to all of such Assignor’s rights and obligations under the Credit Agreement as of the Assignment Date, including, without limitation, (a) the Percentage Interest in the Commitment of such Assignor on the Assignment Date, (b) the Percentage Interest in the Acquisition Loans and the Floor Plan Loans owing to such Assignor outstanding on the Assignment Date, (c) the Percentage Interest in all unpaid interest and Commitment Fees accrued to the Assignment Date, (d) the Percentage Interest in the Acquisition Note and the Floor Plan Note held by such Assignor and (e) the Percentage Interest in the Letter of Credit Exposure of such Assignor.
2.    Each Assignor (a) represents that as of the date hereof, its Commitment (without giving effect to assignments thereof which have not yet become effective) is One Hundred Thirty Million and 00/100 Dollars ($130,000,000.00); (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Documents or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the Borrowers or the performance or observance by any of the Borrowers of any of their Obligations under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto; (d) together with the other Assignors, requests that the Company execute a new Acquisition Note payable to the Assignee in a principal amount equal to Five Million Five Hundred Fifty-Five Thousand Five Hundred Fifty-Six and No/100 Dollars ($5,555,556.00) and new Acquisition Notes payable to each Assignor, each in a principal amount equal to Twenty-Two Million Two Hundred Twenty-Two Thousand Two Hundred Twenty-Two and No/100 Dollars ($22,222,222.00); (e) together with the other Assignors, requests that the Floor Plan Borrowers execute a new Floor Plan Note payable to the Assignee in a principal amount equal to Twenty-Four Million Four Hundred Forty-Four Thousand Four Hundred Forty-Four and No/100 Dollars ($24,444,444.00) and new Floor Plan Notes payable to each Assignor, each in a principal amount equal to Ninety-Seven Million Seven Hundred Seventy-Seven Thousand Seven

Hundred Seventy-Eight and 00/100 Dollars ($97,777,778.00); and (f) agrees, promptly after the Assignment Date, to deliver the Acquisition Note and the Floor Plan Note issued to it on the Closing Date to the Company for cancellation. The amounts of the Notes issued in favor of the Assignors and the Assignee pursuant to this paragraph 2 reflect the Acquisition Loan Commitments and the Floor Plan Loan Commitments of the Assignors and the Assignee on the Assignment Date without giving effect to any conversions pursuant to Section 5.5(b) of the Credit Agreement prior to the Assignment Date.
3.    The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with the copies of the most recent financial statements delivered pursuant to Sections 7.5 or 9.5 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes the Agent and Floor Plan Agent to take such action as an agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent and Floor Plan Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (f) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (g) agrees that it will keep confidential all information with respect to any of the Borrowers furnished to it by any of the Borrowers or the Assignor (other than information generally available to the public or otherwise available to the Assignor on a non-confidential basis); and (h) confirms that it has delivered a completed Administrative Questionnaire to the Agent.
4.    The effective date for this Assignment and Acceptance shall be December 11, 2012 (the “Assignment Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for their acceptance and for listing in the Register by the Agent pursuant to Section 13.3 of the Credit Agreement.
5.    Upon such acceptance and listing in the Register, from and after the Assignment Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (b) each Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement; provided with respect to any partial assignment, such Assignor shall retain its rights and obligations with respect to any unassigned portion of its Commitment.
6.    The Assignee shall not have an Alternative Currency Acquisition Loan Commitment.
7.    Notwithstanding the amounts of the Notes issued to each Assignor and the Assignee in connection herewith, (a) each of the Assignors acknowledges and agrees that, after giving effect to conversions of the unused portion of the Acquisition Loan Commitments into Floor Plan Loan Commitments by the Company pursuant to Section 5.5(b) of the Credit Agreement prior to the Assignment Date, the positions transferred by such Assignor to Assignee on the Assignment Date are as set forth in Table A of Annex I, (b) the Assignee acknowledges and agrees that, after giving effect to such conversions, the positions accepted by the Assignee from the Assignors on the Assignment Date are as set forth in Table B of Annex I and (c) each of the Assignors and the Assignee acknowledges and agrees that, after giving effect to such transfers and conversions, its respective positions are as set forth in Table C of Annex I attached hereto. Each of the Assignors and the Assignee further acknowledges and agrees that its respective positions may increase and/or decrease, as applicable, as a result of further conversions requested by the Company pursuant to Section 5.5(b) of the Credit Agreement; however, the Commitments of the Assignors and the Assignee shall not exceed the amounts set forth in Table C of Annex I under the heading “Commitment on Assignment Date”.
8.    Upon such acceptance and listing in the Register, from and after the Assignment Date, the Agent shall make all payments in respect of the interests assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. Each Assignor and the Assignee shall make all appropriate adjustments in payments for periods prior to the Assignment Date by the Agent or with respect to the making of this assignment directly between themselves.

JPMORGAN CHASE BANK, N.A.,
as Assignor, Agent, Issuing Bank and Swing Line Bank
By:    /s/Alexander Wilk
Name:    Alexander Wilk
Title:    Authorized Signatory

COMERICA BANK,
as Assignor and Floor Plan Agent
By:    /s/W. Cody Brackeen
Name:    W. Cody Brackeen
Title:    Assistant Vice President

BANK OF AMERICA, N.A.,
as Assignor
By:    /s/M. Patricia Kay
Name:    M. Patricia Kay
Title:    Senior Vice President

VW CREDIT, INC.,
as Assignee
By:    /s/Matt Darnell
Name:    Matt Darnell
Title:    General Manager, Commercial Credit

AGREED and ACCEPTED as of the
11th day of December, 2012

COMPANY:
GROUP 1 AUTOMOTIVE, INC.,
a Delaware corporation
By:        /s/John C. Rickel
Name:        John C. Rickel
Title:        SVP & CFO

Exhibit 10.3

ANNEX I

TABLE A

Assignor	Position Transferred on Assignment Date under Acquisition Loan Commitment	Position Transferred on Assignment Date under Floor Plan Loan Commitment
JPMorgan Chase Bank, N.A.	$740,740.74	$9,259,259.26
Bank of America, N.A.	$740,740.74	$9,259,259.26
Comerica Bank	$740,740.74	$9,259,259.26

TABLE B

Assignee	Position Accepted on Assignment Date under Acquisition Loan Commitment	Position Accepted on Assignment Date under Floor Plan Loan Commitment
VW Credit, Inc.	$2,222,222.22	$27,777,777.78

TABLE C

Lender	Acquisition Loan Commitment on Assignment Date	Floor Plan Loan Commitment on Assignment Date	Commitment on Assignment Date
JPMorgan Chase Bank, N.A.	$8,888,888.89	$111,111,111.11	$120,000,000
Bank of America, N.A.	$8,888,888.89	$111,111,111.11	$120,000,000
Comerica Bank	$8,888,888.89	$111,111,111.11	$120,000,000
VW Credit, Inc.	$2,222,222.22	$27,777,777.78	$30,000,000